Exhibit 21

US Stem Cell Training

Vetbiologics

U.S. Stem Cell Clinic, LLC	49.9% Member Interest Divested March 2021
Regenerative Wellness Clinic, LLC	49.9% Member Interest Divested October 2019
U.S. Stem Cell Clinic of The Villages LLC	49.9% Member Interest